Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
OF FOX FACTORY HOLDING CORP. AND SPORT TRUCK USA, INC.

On March 31, 2014 Fox Factory Holding Corp. ("Fox" or the "Company"), acquired certain assets and assumed certain liabilities of Sport Truck USA, Inc. ("Sport Truck"), a Subchapter S Corporation under the Internal Revenue Code. The transaction was accounted for as a business combination.

The accompanying unaudited pro forma combined condensed income statement is presented in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined condensed income statement for the three months ended March 31, 2014 is based on the historical consolidated financial statements of Fox and Sport Truck after giving effect to the acquisition as if it had been completed on January 1, 2014 and based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed income statement. A pro forma combined condensed balance sheet reflecting the acquisition of Sport Truck is not required since the acquisition is included in the Company's consolidated balance sheet included in its Form 10-Q for the three months ended March 31, 2014 filed with the Securities and Exchange Commission on May 7, 2014.
The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of Fox and Sport Truck. The unaudited pro forma combined condensed income statement does not reflect (i) any operating efficiencies, cost savings or revenue enhancements that may be achieved by the combined companies, and (ii) certain other non-recurring expenses resulting from the merger, such as possible restructuring charges and certain legal and accounting fees associated with the transaction incurred by Fox and Sport Truck. In addition, the Company will incur certain non-recurring charges within the first twelve month period following the acquisition that have not been included in the unaudited pro forma combined condensed income statement. Most significantly, the 2014 cost of sales and gross profit will be negatively impacted by approximately $0.6 million as a result of recording the acquired finished goods inventory at fair value.
The pro forma adjustments are based on information available as of the date of this report. There were no material differences from the harmonization of accounting policies. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Certain assumptions and estimates are subject to change as the Company finalizes the fair value of consideration paid and net assets acquired in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent measurement period changes to the purchase price and the allocation of the purchase price that result in material changes to our consolidated financial statements will be adjusted retrospectively.
The unaudited pro forma combined condensed income statement is provided for informational purposes only and is not necessarily indicative of what the actual results of operations would have been had the acquisition taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined companies. It should be read in conjunction with the historical consolidated financial statements and notes thereto of Fox included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2014 and Sport Truck included as Exhibit 99.1 in this Current Report on From 8-K. Certain reclassifications have been made to conform Sport Truck’s historical amounts to Fox’s presentation.

Fox Factory Holding Corp. and Sport Truck USA, Inc.
Unaudited Pro Forma Combined Condensed Income Statement
Three months ended March 31, 2014

	Historical		Pro Forma Adjustments
(in thousands, except per share data)	Fox Factory Holding Corp.	Sport Truck USA, Inc.	(Note 2)		Combined Pro Forma
Sales	$56,108	$10,283	$(1,044)	a.	$65,347
Cost of sales	39,091	6,820	(731)	a.	45,180
Gross profit	17,017	3,463	(313)		20,167

Operating expenses:
Sales and marketing	3,844	735			4,579
Research and development	3,135	80			3,215
General and administrative	3,930	1,283	(1,556)	b.	3,779
			122	c.
Amortization of purchased intangibles	1,361	8	273	d.	1,642
Total operating expenses	12,270	2,106	(1,161)		13,215
Income from operations	4,747	1,357	848		6,952

Other expense, net:
Interest expense	(110)	(55)	55	e.	(294)
			(184)	f.
Other income, net	32	1			33
Other expense, net	(78)	(54)	(129)		(261)
Income before income taxes	4,669	1,303	719		6,691
Provision for income taxes	1,728		443	g.	2,415
			244	h.
Net income	$2,941	$1,303	$32		$4,276

Earnings per share:
Basic	$0.08				$0.12
Diluted	$0.08				$0.11

Weighted average shares used to compute earnings per share:
Basic	36,419				36,419
Diluted	37,566				37,566

See accompanying notes to unaudited pro forma combined condensed financial information.

Fox Factory Holding Corp. and Sport Truck USA, Inc.
Notes to Unaudited Pro Forma Combined Condensed Income Statement

1. BASIS OF PRO FORMA PRESENTATION

On March 31, 2014, the Company acquired certain assets and assumed certain liabilities of Sport Truck. The transaction was accounted for as a business combination. In connection with the acquisition, the Company paid cash of $40.9 million, which is subject to certain working capital adjustments, in accordance with the asset purchase agreement. Certain members of Sport Truck’s executive management team have agreed to refund up to $1.4 million of the proceeds from the sale, on a graduated basis, if they terminate employment prior to March 31, 2017. As a result, such payments have been excluded from the acquisition consideration, and will be recognized as compensation expense over the expected three year service period.

Prior to the acquisition, Sport Truck was a distributor of the Company's products. The total consideration was increased by the effective settlement of trade receivables in the amount of $0.5 million, which represented the recorded amount and as a result, no gain or loss was recorded upon settlement.

The Company agreed to contingent consideration of up to $29.3 million upon achievement of adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") targets of the acquired business through 2016. Performance compared to the targets is measured annually over a three year period, and payment of the contingent consideration will be made upon final determination of the adjusted EBITDA for each year. The estimated fair value of the contingent consideration was preliminarily valued at $19.0 million, based on application of a Black-Scholes model to the Company's financial projections. Adjustment to the preliminary value of the contingent consideration during the measurement period will reduce the purchase price of the assets and will be made on a retrospective basis. Subsequent adjustments to contingent consideration as a result of changes in expectations relative to the payments that become due will be recorded as a component of general and administrative expense.

The Company paid the cash component of the consideration with the proceeds of a $50.0 million term loan, funded concurrent with closing the acquisition of Sport Truck.
The Company has preliminarily estimated the fair value of the acquired assets and assumed liabilities for the Sport Truck acquisition. The pro forma adjustments are based on information available as of the date of this report. Assumptions and estimates underlying the pro forma adjustment are described in the accompanying notes. Certain assumptions and estimates are subject to change as the Company finalizes the fair value of the assets acquired and liabilities assumed in connection with the acquisition. Such final valuations are dependent upon procedures and other studies that are not complete. Any subsequent changes to the purchase price allocation that result in material changes to our consolidated financial statements will be adjusted retrospectively.
The preliminary purchase price of Sport Truck is allocated to the assets acquired and liabilities assumed based on their estimated respective fair values as of March 31, 2014 with the excess purchase price allocated to goodwill. For purposes of this unaudited pro forma combined condensed income statement, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets. The allocation of the acquisition consideration, estimated useful lives and first year amortization associated with certain acquired assets are as follows (dollars in thousands):

	Amount	First year amortization	Useful life (in years)
Fair value of tangible assets acquired, net of liabilities assumed	$13,764
Identifiable intangibles assets:
Customer relationships	17,000	1,133	15
Trademarks and brands	16,270	—	indefinite
Total identifiable intangible assets	33,270
Goodwill	13,370	—	indefinite
Total preliminary merger consideration	$60,404

Based on the Company's current valuation, estimated amortization expense of $1.1 million will be recorded as a component of amortization of purchased intangibles in each of the next five years, and $11.3 million thereafter.

Fox Factory Holding Corp. and Sport Truck USA, Inc.
Notes to Unaudited Pro Forma Combined Condensed Income Statement (continued)
Identifiable intangible assets. The estimated fair values of customer relationships are expected to be amortized over the period in which the economic benefit of the intangible asset will be recognized. Trademarks and brands are considered to be indefinite lived, as there are no currently foreseen legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the asset to the Company. In the event that management determines that the value of the acquired trademarks and brands have become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Goodwill. Approximately $13.4 million has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying tangible and identifiable intangible assets, net of liabilities assumed. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
2. PRO FORMA ADJUSTMENTS
Pro forma adjustments in the unaudited pro forma combined condensed income statement are necessary to reflect (i) the elimination of intercompany sales and profits between Fox and Sport Truck, (ii) compensation expense related to early employment termination provisions included in employment contracts executed concurrent with the acquisition, (iii) amortization expense related to the acquired amortizable intangible assets, (iv) the additional interest expense, including amortization of debt issuance costs, for new debt issued to finance the acquisition, (v) income tax expense for Sport Truck as if the company had been operated as a taxable entity, and (vi) the income tax effect related to the pro forma adjustments. The pro forma combined condensed income statement does not include non-recurring transaction charges of $1.6 million incurred by Fox and Sport Truck in the three months ended March 31, 2014.
Sport Truck had established an employee stock ownership plan ("ESOP") for the benefit of its employees. The ESOP was not assumed in the transaction. The pro forma results for the three months ended March 31, 2014 do not include historical expenses related to the ESOP because there were no ESOP contributions approved for such period. As a result of the termination of the ESOP, Fox is evaluating the compensation programs that will benefit and motivate Sport Truck employees. The pro forma results may not be indicative of the cost of employee benefit programs in future periods.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Fox and Sport Truck filed consolidated income tax returns during the periods presented.
The pro forma adjustments included in the unaudited pro forma combined condensed income statement are as follows:
a. To eliminate revenue and cost of sales related to product shipped from Fox to Sport Truck. Adjusted cost of sales does not include non-recurring charges of $0.7 million associated with the valuation step-up of acquired finished good inventories.
b. To eliminate costs incurred in direct association with the acquisition from the historical statements of Fox and Sport Truck. These costs include fees for legal and accounting professional services.
c. To record compensation expense related to early employment termination provisions included in employment contracts executed concurrent with the acquisition and in effect over a three year period.
d. To eliminate historical Sport Truck amortization of purchased intangible assets and to amortize Sport Truck purchased intangible assets based upon the anticipated time frame in which the estimated economic benefits of the intangible assets will be recognized. The estimated amortization expense for the first year is $1.1 million.
e. To eliminate historical Sport Truck interest expense related to long-term debt that was not assumed in the transaction.
f. To record interest expense, including amortization of debt issuance costs for $40.9 million of new long-term debt that financed the cash portion of the purchase price. This amount is calculated based on an effective interest rate of 1.66% as of March 31, 2014, and assumes debt issue costs of $0.3 million are recognized over the five year term of the debt. The debt bears interest at a variable rate. A 1/8% change in the assumed interest rate would change interest expense by approximately $0.1 million on an annual basis.

g. To record a provision for income taxes related to Sport Truck's 2014 income of $1.3 million at the federal statutory rate of 34%, assuming that Sport truck is no longer organized as a Subchapter S Corporation under the Internal Revenue Code and accordingly, is subject to income based taxation at the corporate level.
h. To record a provision for income taxes relative to the net pro forma adjustments at the federal statutory rate of 34%.